                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  VERIZON COMMUNICATIONS INC. AND SUBSIDIARIES




(Dollars in Millions)                                                                   NINE MONTHS ENDED
                                                                                        SEPTEMBER 30, 2002
                                                                                        ------------------
Income before provision for income taxes, extraordinary item and cumulative effect of
   accounting change                                                                    $            4,520
Minority interest                                                                                      928
Loss from unconsolidated businesses(1)                                                               1,442
Dividends from unconsolidated businesses                                                               170
Interest expense                                                                                     2,415
Portion of rent expense representing interest                                                          312
Amortization of capitalized interest                                                                    64
                                                                                        ------------------
Income, as adjusted                                                                     $            9,851
                                                                                        ==================

Fixed charges:
Interest expense                                                                        $            2,415
Portion of rent expense representing interest                                                          312
Capitalized interest                                                                                   148
Preferred stock dividend requirement                                                                     9
                                                                                        ------------------
Fixed charges                                                                           $            2,884
                                                                                        ==================

Ratio of earnings to fixed charges                                                                    3.42
                                                                                        ==================


   (1) Excludes net losses related to cost method investments of $2,984 million in the nine months ended September 30, 2002, which reduces income before provision for income taxes, extraordinary item and cumulative effect of accounting change.